ABRAXAS PETROLEUM CORPORATION
www.abraxaspetroleum.com

Exhibit 99.1
NEWS RELEASE

Abraxas Reports First Quarter 2010 Results

SAN ANTONIO (May 17, 2010) – Abraxas Petroleum Corporation (NASDAQ:AXAS) today reported financial and operating results for the three months ended March 31, 2010 and provided an operational update.

Financial and Operating Results
The three months ended March 31, 2010 resulted in:
•	Production of 363 MBoe (4,028 Boepd);
•	Revenue of $16.1 million;
•	EBITDA(a) of $7.7 million;
•	Cash flow(a) of $4.9 million;
•	Net income of $11.2 million, or $0.15 per share; and
•	Adjusted net loss(a) of $513,000, or $0.01 per share, excluding certain non-cash items.

(a)	See reconciliation of non-GAAP financial measures below.

Net income for the quarter ended March 31, 2010 was $11.2 million, or $0.15 per share, compared to net income of $4.5 million, or $0.09 per share, for the same period in 2009.  Adjusted net loss, excluding unrealized gains on derivative contracts, for the quarter ended March 31, 2010 was $513,000, or $0.01 per share, compared to adjusted net loss, excluding unrealized gains on derivative contracts, of $2.0 million, or $0.04 per share, for the same period in 2009.

Unrealized gains or losses on derivative contracts are based on mark-to-market valuations which are non-cash in nature and may fluctuate drastically period to period.  As commodity prices fluctuate, these derivative contracts are valued against current market prices at the end of each reporting period in accordance with ASC 815, “Derivatives and Hedging,” as amended and interpreted, and require Abraxas to either record an unrealized gain or loss based on the calculated value difference from the previous period-end valuation.

Operational Update
Rocky Mountain:
•
In the Bakken/Three Forks oil play in the Williston Basin, Abraxas is in the process of spacing and permitting its first two operated wells in the play.  Both wells are located in eastern McKenzie County, North Dakota and will be drilled on 1,280 acre spacing units - one well will target the middle Bakken formation and the other well will target the underlying Three Forks formation.  It is anticipated that each well will have horizontal laterals of approximately 9,000 feet and that each well will be completed with 20 or more stages of fracture stimulation.  The first well is currently scheduled to spud in July.  Abraxas continues to acquire leases in western North Dakota and eastern Montana as it fills out its existing acreage blocks in anticipation of additional operated drilling in the last half of 2010.

•
In Divide County, North Dakota, Abraxas participated in a successful Bakken horizontal well for its 10.3% working interest.  The well was drilled to a total measured depth of 16,200 feet and completed with a 20-stage fracture stimulation.  The well is currently cleaning up frac fluid and flowing meaningful amounts of oil and gas.

•
In Divide County, North Dakota, Abraxas participated in a Three Forks horizontal well for its 1.9% working interest, which spudded after the end of the first quarter of 2010.  The well was drilled to a total measured depth of 18,500 feet, including an 8,500 foot lateral, and is currently waiting on an 18-stage fracture stimulation.

•
In Williams County, North Dakota, Abraxas participated in a Bakken horizontal well for its 2.1% working interest, during the first quarter of 2010.  The well was drilled to a total measured depth of 19,700 feet, including a 9,700 foot lateral, and has completed 9 stages of a planned 28-stage fracture stimulation.

Mid-Continent:
•
In Hemphill County, Texas, Abraxas participated for its 8.3% working interest in a successful Granite Wash horizontal well, the Huff 16-5H operated by Cimarex Energy Co., during the first quarter of 2010.  The well was drilled to a total measured depth of 15,800 feet, including a 5,000 foot lateral, and completed with a 12-stage fracture stimulation.  The well produced an average of 17.9 MMcfepd during the first 60 days of production and cumulatively produced over 1.0 Bcfe of liquids-rich gas during that period. The well is currently producing approximately 12.5 MMcfepd.  Net to Abraxas’ interest, this current production rate equates to approximately 1.0 MMcfepd, or 167 Boepd, plus natural gas liquids.  Abraxas owns approximately 1,700 net acres in this play, all of which are held-by-production.

Permian Basin:
•
In Nolan County, Texas, Abraxas plans to drill two oil wells during the third quarter of 2010.  One vertical well will test the Strawn, Caddo and Ellenburger formations and a second horizontal well will evaluate the Strawn formation.  Abraxas owns a 100% working interest in each of these wells.

•
In Ward County, Texas, Abraxas plans to drill four shallow oil wells during the fourth quarter of 2010.  Each of these vertical wells will test the Yates formation at an approximate depth of 2,800 feet.  Abraxas owns a 100% working interest in each of these wells.

Gulf Coast:
•
In the Eagle Ford shale play of South Texas, Abraxas has leased approximately 7,500 net acres (3,000 of which is held-by-production) and continues to acquire acreage in geologically specific areas in anticipation of drilling its first Eagle Ford horizontal well later this year.  Abraxas owns between 75% and 100% working interest in this play.

•
In Bee County, Texas, Abraxas drilled the Bradford #1 to a total depth of 10,300 feet, during the first quarter of 2010.  Several deeper Wilcox zones have been tested with marginal results and shallower zones will be tested in the near future.  Abraxas owns a 40% working interest in this well.

•
In San Patricio County, Texas, Abraxas drilled two oil development wells during the first quarter of 2010.  The Welder #86 and #87 were each drilled to the base of the Frio formation at a depth of approximately 8,700 feet.  Both wells have been completed and are currently producing approximately 95 barrels of oil equivalent per day. Abraxas owns a 100% working interest in each of these wells.

Canada:
Since 1996, Abraxas has been an active operator in Canada, principally in the Alberta Basin, and has recently formed a wholly-owned subsidiary, Canadian Abraxas Petroleum Corporation (“Canaxas”), with a core group of employees which were very successful in growing two former Abraxas subsidiaries.  During the first quarter of 2010, Canaxas entered into a farmout agreement with a major Canadian independent to earn acreage by drilling two horizontal oil wells to the Pekisko formation at an approximate depth of 5,400 feet.  Each successful well will earn Canaxas approximately five sections, or 3,200 net acres, in the Twining area of Alberta.  Canaxas will own a 100% working interest in each of these wells and expects to spud the first well in the third quarter of 2010.

Comments
“The first quarter of 2010 was a busy quarter for us as we drilled or participated in a total of 9.0 gross (2.6 net) wells.  Production from these wells should positively impact our second and third quarter results as many of these wells are still in the process of being completed.  The Huff 16-5H in the Texas Panhandle is perhaps the best well that we have participated in our 30-year history and we have approximately 1,700 net acres in this play, all of which are held-by-production.  Throughout 2010, we expect to be very busy operationally as we look forward to operating our first well in the Bakken/Three Forks oil play in the Williston Basin, our first well in the Eagle Ford shale play in South Texas, and our first well in Alberta with our newly formed Canadian subsidiary.  During the first quarter, as a result of the principally non-operated, non-core divestiture program, we repaid our $10 million term loan in full, and we expect to continue this program throughout 2010 as market conditions permit.  We anticipate using 50% of the net proceeds from this divestiture program to accelerate our capital drilling program and to use the remainder to pay down outstanding indebtedness,” commented Bob Watson, Abraxas’ President and CEO.

Conference Call
Abraxas invites you to participate in a conference call on Tuesday, May 18, 2010, at 10:00 a.m. CT (11:00 a.m. ET) to discuss the contents of this release and respond to questions.  Please dial 1.800.659.1966, passcode 64597374, 10 minutes before the scheduled start time, if you would like to participate in the call.  The conference call will also be webcast live on the Internet and can be accessed directly on the Company’s website at www.abraxaspetroleum.com under Investor Relations.  In addition to the audio webcast replay, a transcript of the conference call will be posted on the Investor Relations section of the Company’s website approximately 24 hours after the conclusion of the call, and will be accessible for at least 60 days.

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations across the Rocky Mountain, Mid-Continent, Permian Basin and Gulf Coast regions of the United States.

Safe Harbor for forward-looking statements:  Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release.  Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for natural gas and crude oil.  In addition, Abraxas’ future natural gas and crude oil production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves.  Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control.  In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Barbara M. Stuckey/Vice President - Corporate Finance
Telephone 210.490.4788
bstuckey@abraxaspetroleum.com
www.abraxaspetroleum.com

18803 Meisner Drive
San Antonio, Texas 78258
Phone: 210.490.4788    Fax: 210.918.6675

ABRAXAS PETROLEUM CORPORATION

FINANCIAL HIGHLIGHTS
(UNAUDITED)

(In thousands except per share data):	Three Months Ended March 31,
	2010	2009
Financial Results:
Revenues	$16,126	$10,850
EBITDA(a)	7,670	9,366
Cash flow(a)	4,895	6,956
Net income	11,183	4,450
Net income per share – basic	$0.15	$0.09
Weighted average shares outstanding – basic	75,805	49,499

Production:
Crude oil per day (Bopd)	1,365	1,591
Natural gas per day (Mcfpd)	15,978	18,016
Crude oil equivalent per day (Boepd)	4,028	4,594
Crude oil equivalent (MBoe)	362.5	413.4

Realized Prices, net of realized hedging activity:
Crude oil ($ per Bbl)	$67.47	$60.63
Natural gas ($ per Mcf)	5.17	5.51
Crude oil equivalent ($ per Boe)	43.38	42.63

Expenses:
Lease operating ($ per Boe)	$12.65	$11.02
Production taxes (% of oil and gas revenue)	10.7%	12.4%
General and administrative, excluding stock-based compensation ($ per Boe)	5.05	4.50
Cash interest ($ per Boe)	6.06	5.83
Depreciation, depletion and amortization ($ per Boe)	11.70	10.85

(a)	See reconciliation of non-GAAP financial measures below.

BALANCE SHEET DATA

(In thousands)	March 31, 2010	December 31, 2009

Cash	$976	$1,861
Working capital (a)	(3,085))	(2,568)
Property and equipment – net	148,606	156,156
Total assets	177,811	176,236

Long-term debt	143,561	143,592
Stockholders’ equity	(6,885))	(18,363)
Common shares outstanding	76,237	76,232

(a)	Excludes current maturities of long-term debt and current derivative assets and liabilities.

ABRAXAS PETROLEUM CORPORATION

STATEMENTS OF OPERATIONS
(UNAUDITED)

(In thousands except per share data)	Three Months Ended March 31,
	2010	2009

Revenues:
Oil and gas production revenues	$15,863	$10,596
Rig revenues	261	253
Other	2	1
	16,126	10,850
Operating costs and expenses:
Lease operating	4,586	4,556
Production taxes	1,703	1,313
Depreciation, depletion, and amortization	4,241	4,487
Rig operations	197	188
General and administrative (including stock-based compensation of $310 and $267)	2,141	2,129
	12,868	12,673
Operating income (loss)	3,258	(1,823)

Other (income) expense:
Interest income	(2)	(5)
Interest expense	2,334	2,556
Amortization of deferred financing fees	809	212
Gain on derivative contracts (unrealized of $(11,696) and $(6,430))	(10,977)	(12,865)
Financing fees	—	362
Other	(89)	21
	(7,925)	(9,719)
Income before non-controlling interest	11,183	7,896
Non-controlling interest	—	(3,446)
Net income	$11,183	$4,450

Net income per common share - basic	$0.15	$0.09
Net income per common share - diluted	$0.15	$0.09

Weighted average shares outstanding:
Basic	75,805	49,499
Diluted	76,018	49,842

ABRAXAS PETROLEUM CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

To fully assess Abraxas’ operating results, management believes that, although not prescribed under generally accepted accounting principles ("GAAP"), discretionary cash flow and EBITDA are appropriate measures of Abraxas' ability to satisfy capital expenditure obligations and working capital requirements.  Cash flow and EBITDA are non-GAAP financial measures as defined under SEC rules. Abraxas' cash flow and EBITDA should not be considered in isolation or as a substitute for other financial measurements prepared in accordance with GAAP or as a measure of the Company's profitability or liquidity.  As cash flow and EBITDA exclude some, but not all items that affect net income and may vary among companies, the cash flow and EBITDA presented below may not be comparable to similarly titled measures of other companies.  Management believes that operating income calculated in accordance with GAAP is the most directly comparable measure to cash flow and EBITDA; therefore, operating income is utilized as the starting point for these reconciliations.

Cash flow is defined as operating income (loss) plus depletion, depreciation and amortization expenses, non-cash expenses and impairments, cash portion of other income (expense) and cash interest. The following table provides a reconciliation of cash flow to operating income for the periods presented.

(In thousands)	Three Months Ended March 31,
	2010	2009

Operating income (loss)	$3,258	$(1,823)
Depreciation, depletion and amortization	4,241	4,487
Stock-based compensation	310	267
Realized gain (loss) on derivative contracts	(719))	6,435
Cash interest	(2,195))	(2,410)
Cash flow	$4,895	$6,956

EBITDA is defined as net income (loss) plus interest expense, depletion, depreciation and amortization expenses, deferred income taxes and other non-cash items.  The following table provides a reconciliation of EBITDA to operating income for the periods presented – see consolidated statements of operations for a reconciliation of net income (loss) to operating income.

(In thousands)	Three Months Ended March 31,
	2010	2009

Operating income (loss)	$3,258	$(1,823)
Depreciation, depletion and amortization	4,241	4,487
Stock-based compensation	310	267
Realized gain (loss) on derivative contracts (a)	(139))	6,435
EBITDA	$7,670	$9,366

(a)	Excludes realized gain (loss) associated with interest rate derivative contract.

This release also includes a discussion of “adjusted net income (loss), excluding certain non-cash items”, which is a non-GAAP financial measure as defined under SEC rules.  The following table provides a reconciliation of adjusted net income (loss), excluding non-cash change in derivative fair value, to net income (loss) for the periods presented.  Management believes that net income (loss) calculated in accordance with GAAP is the most directly comparable measure to adjusted net income (loss), excluding certain non-cash items.

(In thousands)	Three Months Ended March 31,
	2010	2009

Net income	$11,183	$4,450
Loss (gain) on unrealized derivative contracts	(11,696))	(6,430)
Adjusted net loss, excluding certain non-cash items	$(513))	$(1,980)
Net income per share – basic	0.15	0.09
Adjusted net loss, excluding certain non-cash items, per share – basic	$(0.01)	$(0.04))